Exhibit 99.1

CB&I Reports 2008 Fourth Quarter and Year-End Results

THE WOODLANDS, Texas--(BUSINESS WIRE)--February 24, 2009--CB&I (NYSE:CBI) today reported net income of $68.6 million, or $0.72 per diluted share for the fourth quarter of 2008, a 55% increase compared with fourth quarter 2007 net income of $44.2 million, or $0.46 per diluted share. New awards totaled $1.1 billion in the quarter, including two major nuclear contracts, a joint venture FEED contract for a Kazakhstan oilfield development project, an expansion of an LNG regasification terminal in China and several strategic technology contracts.

Net income for the full-year was a loss of $21.1 million, or $0.22 per diluted share, compared with net income of $165.6 million, or $1.71 per diluted share for 2007. This was due to the cost-overruns associated with two LNG projects in the U.K.; one of which is now essentially complete and the other which is ready for cool down and is awaiting its first LNG delivery. For the 12 months of 2008, consolidated revenue was $5.9 billion and new awards totaled $4.3 billion. Year-end backlog was $5.7 billion.

“We are pleased with the fourth quarter results, and are confident that the performance of the backlog is solid, despite disappointing 2008 financial results from our U.K. projects,” said Philip K. Asherman, President and CEO. “Looking forward, we see encouraging signs of increasing momentum in most of our major end markets, but the lack of predictability in the timing of new releases for large capital projects is a concern. In response to the global economic volatility, we are taking proactive steps to maintain our competitiveness by reducing costs, optimizing our fixed assets, capitalizing on the variable cost components of our business model, protecting our balance sheet and liquidity position, and suspending our dividend. These actions will provide the agility we will need to serve the interests of our shareholders, our customers and our employees.”

CB&I’s guidance for 2009 is as follows:

New Awards:	$3.5 to $5.5 billion
Revenue:	$4.4 to $4.8 billion
Earnings per Share:	$1.30 to $2.00

Earnings Conference Call

CB&I will host a webcast, including a slide presentation, at 4:00 p.m. CST (5:00 p.m. EST) February 24 to discuss financial and operating results, and answer questions from investors. The webcast is available at www.CBI.com Investor Relations/Company Highlights.

About CB&I

CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 19,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information visit www.CBI.com. If you would like to be added to CB&I’s news release email distribution list, visit www.cbi.com/ir/email_alerts.htm.

This release contains “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves known and unknown risks and uncertainties. The forward-looking statements may include, but are not limited to, (and you should read carefully) any statements containing the words “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might,” or similar expressions or the negative of any of these terms. Any statements made in this release that are not based on historical fact are forward-looking statements and represent the Company's best judgment as to what may occur in the future. Although the Company believes the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee future outcome, performance or results, which are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause actual results, performance or achievements, or business conditions to differ materially from what is contained or implied in any forward-looking statements including, but not limited to, the impact of the current, and the potential worsening of, turmoil in worldwide financial and economic markets or current weakness in the credit markets on the Company, its backlog and prospects and clients, or any aspect of its credit facilities including compliance with restrictive covenants; the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price or similar contracts whether as the result of improper estimates or otherwise; risks associated with labor productivity; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather affecting the Company's performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including a decline in energy prices and the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in the Company's primary end markets, including but not limited to LNG and energy processes; risks inherent in acquisitions and the Company's ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; the weakening, non-competitiveness, unavailability of, or lack of demand for, our intellectual property rights; failure to keep pace with technological changes; failure of our patents or licensed technologies to perform as expected or to remain competitive, current, in demand, profitable or enforceable; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, and the potential effect on the Company's business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid, performance, advance payment and retention bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, Dutch tax treaties with foreign countries, and U.S. tax treaties with non-U.S. countries (including, but not limited to The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results, performance, achievements, or business conditions to differ materially from those expressed or implied by any forward-looking statements are described under "Risk Factors" as set forth in the Company's Form 10-K to be filed with the SEC for the year ended Dec. 31, 2008. The Company is not obligated, and does not undertake, to update or review any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenue	$1,513,387	$1,323,068	$5,944,981	$4,363,492

Cost of revenue	1,349,011	1,219,093	5,711,831	4,006,643

Gross profit	164,376	103,975	233,150	356,849
% of Revenue	10.9%	7.9%	3.9%	8.2%
Selling and administrative expenses	44,493	49,845	215,457	153,667
% of Revenue	2.9%	3.8%	3.6%	3.5%
Intangibles amortization	6,360	3,600	24,039	3,996
Other operating income, net	(508)	(1,242)	(464)	(1,274)
Equity earnings	(6,859)	(5,106)	(41,092)	(5,106)

Income from operations	120,890	56,878	35,210	205,566
% of Revenue	8.0%	4.3%	0.6%	4.7%
Interest expense	(6,580)	(4,289)	(21,109)	(7,269)
Interest income	1,249	6,701	8,426	31,121

Income before taxes and minority interest	115,559	59,290	22,527	229,418

Income tax expense	(46,058)	(13,121)	(37,470)	(57,354)

Income (loss) before minority interest	69,501	46,169	(14,943)	172,064

Minority interest in income	(920)	(1,978)	(6,203)	(6,424)

Net income (loss)	$68,581	$44,191	$(21,146)	$165,640

Net income (loss) per share
Basic	$0.73	$0.46	$(0.22)	$1.73
Diluted	$0.72	$0.46	$(0.22)	$1.71

Weighted average shares outstanding
Basic	94,354	95,825	95,402	95,666
Diluted	94,643	97,106	95,402	96,809

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended				Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
	2008		2007		2008		2007

		% of		% of		% of		% of
NEW AWARDS*		Total		Total		Total		Total
EPC
North America	$614,816	57%	$491,713	36%	$2,215,890	52%	$1,958,368	32%
Europe, Africa & Middle East	157,764	15%	244,913	18%	694,178	16%	1,082,524	17%
Asia Pacific	183,639	17%	476,159	35%	480,065	11%	610,340	10%
Central & South America	85,236	8%	128,004	10%	391,456	9%	2,540,511	41%
Lummus Technology	28,437	3%	11,500	1%	505,203	12%	11,500	0%
Total	$1,069,892		$1,352,289		$4,286,792		$6,203,243

		% of		% of		% of		% of
REVENUE		Total		Total		Total		Total
EPC
North America	$553,936	37%	$539,275	41%	$2,195,479	37%	$1,946,484	45%
Europe, Africa & Middle East	410,492	27%	355,224	27%	1,515,950	26%	1,307,578	30%
Asia Pacific	106,573	7%	136,091	10%	496,422	8%	442,042	10%
Central & South America	339,848	22%	251,505	19%	1,298,458	22%	626,415	14%
Lummus Technology	102,538	7%	40,973	3%	438,672	7%	40,973	1%
Total	$1,513,387		$1,323,068		$5,944,981		$4,363,492

		% of		% of		% of		% of
INCOME (LOSS) FROM OPERATIONS		Revenue		Revenue		Revenue		Revenue
EPC
North America	$65,370	11.8%	$47,090	8.7%	$136,430	6.2%	$138,722	7.1%
Europe, Africa & Middle East **	(9,752)	(2.4%)	(27,633)	(7.8%)	(364,235)	(24.0%)	(28,359)	(2.2%)
Asia Pacific	3,805	3.6%	8,355	6.1%	37,054	7.5%	35,427	8.0%
Central & South America	33,566	9.9%	22,579	9.0%	115,202	8.9%	53,289	8.5%
Lummus Technology	27,901	27.2%	6,487	15.8%	110,759	25.2%	6,487	15.8%
Total	$120,890	8.0%	$56,878	4.3%	$35,210	0.6%	$205,566	4.7%

* New awards represents the value of new project commitments received by the Company during a given period.
** Includes charges to earnings for the U.K. projects for the three and twelve months ended December 31, 2008 of $33M and $457M, and December 31, 2007 of $53M and $98M, respectively.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007 *
ASSETS

Current assets	$1,191,115	$1,438,871
Equity investments	130,031	117,835
Property and equipment, net	336,093	254,402
Goodwill and other intangibles, net	1,198,674	1,208,138
Other non-current assets	144,805	134,177

Total assets	$3,000,718	$3,153,423

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$1,988,125	$2,013,675
Long-term debt	120,000	160,000
Other non-current liabilities	336,768	253,029

Shareholders' equity	555,825	726,719

Total liabilities and shareholders' equity	$3,000,718	$3,153,423

* Certain prior year balances have been reclassified to conform to current year presentation. Specifically, project balances associated with previously acquired Lummus operations have been reclassified from accounts payable, accrued liabilities and other non-current liabilities to contracts in progress.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA
(in thousands)

	Twelve Months
	Ended December 31,
	2008	2007
CASH FLOWS

Cash flows from operating activities	$26,309	$446,395
Cash flows from investing activities	(121,249)	(904,328)
Cash flows from financing activities	(122,716)	144,361

Decrease in cash and cash equivalents	(217,656)	(313,572)
Cash and cash equivalents, beginning of the year	305,877	619,449
Cash and cash equivalents, end of the year	$88,221	$305,877

OTHER FINANCIAL DATA

Depreciation and amortization expense	$78,244	$39,764
Capital expenditures	$124,595	$88,308

Decrease in receivables, net	$44,947	$33,660
Change in contracts in progress, net	(130,044)	483,834
Decrease in non-current contract retentions	1,416	13,916
Increase (decrease) in accounts payable	137,256	(268,791)
Change	$53,575	$262,619

Backlog **	$5,681,008	$7,698,643

** Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CONTACT:
CB&I
Media: Jan Sieving, +1-832-513-1111
or
Analysts: Mark Coscio, +1-832-513-1200